[EXHIBIT 10.2]

                              Appendix I



                       JOINT VENTURE AGREEMENT




                       executed by and between




               LAND BRIDGE HOLDINGS INTERNATIONAL, S.A.




                                 and




                 SIX DIAMOND RESORT INTERNATIONAL, S.A.






                       Dated As of April 1, 2007

This Joint Venture Agreement (the "Agreement") is executed this as of
                                  ----------
the 1st day of April, 2007 by and between LAND BRIDGE HOLDINGS INTERNATIONAL, S.A. (hereinafter referred to as "LBHI") and SIX
                                                 ----
DIAMOND RESORT INTERNATIONAL, S.A. (hereinafter referred to as "SDRI",
                                                                ----
and jointly with LBHI shall be referred to as the "Parties"), in
                                                   -------
accordance with the following recitals and clauses:

                              RECITALS:

I. WHEREAS, LBHI is a corporation duly organized and validly existing under the laws of the Republic of Panama, as evidenced in Public Instrument 1651 dated on February 2, 2007, and is engaged in developing directly and or indirectly, residential projects.

II. WHEREAS, LBHI has legal ownership and title over certain real properties located in the Republic of Panama that along with certain technical information, documents and studies, desires to contribute to a joint venture under the terms and conditions of this Agreement.

III. WHEREAS, SDRI is a corporation duly organized and validly existing under the laws of the Republic of Panama, as evidenced in Public Instrument 3591 dated on March 14, 2007, with the necessary expertise to develop, construct, market, sell and manage directly or indirectly ultra luxury resorts, retirement communities and real estate developments in the Republic of Panama.

V. WHEREAS, both Parties desire to join efforts by entering into this Agreement and set up the terms and conditions under which they will develop certain residential projects in the Republic of Panama.

VII. WHEREAS, the Parties hereto acknowledge and agree on the terms and conditions under which they will govern the joint venture and the Parties relation thereto.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

                              CLAUSES

                             ARTICLE I
                            DEFINITIONS

1.      DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.   Affiliate shall mean with respect to (i) any Person, and only
     ---------
to such Person, any Person which directly or indirectly
Controls, is Controlled by, or is under common Control with such Person; (ii) a Person owning or controlling ten (10%) percent or more of the ownership interest in such Person; or
(iii) an officer, director or partner, or member of the immediate family of an officer, director or partner, of such Person.

2.   Agreement shall mean this joint venture agreement, as the same
     ---------
may be amended from time to time and its corresponding schedules.

3.   Adjusted Joint Venture Contributions shall mean the excess of:
     ------------------------------------

     (a)   Such Party Initial Joint Venture Contribution or Joint
           Venture Contribution over, and

     (b)   the distributions made to such Party from time to time
           pursuant to the terms and conditions of this Agreement
           and Section 9.1.(b).
               ---------------

4.   Advances on Distributable Cash Flow shall mean the
     -----------------------------------
distributable proceeds resulting from the incoming cash flow of the Projects after deducting all Operating and Sales Costs and any other Project Financing costs, payments and fees, as provided under Services Agreements to be mutually agreed by the Parties and executed by them at a future date.

5.   Board shall mean the board of directors of the Joint Venture
     -----
or any other similar body with ultimate management decisions-making power.

6.   Business Plan shall have the meaning given to such term in
     -------------
Section 2.2 hereof.
-----------

7.   Business Activities means, but not limited, to engage in
     -------------------
commercial exploitation, financing, marketing, constructing and developing in the Territory or elsewhere, in connection with the Projects or any other real estate development according to the terms and conditions hereof; provided,
                                              --------
however that the Joint Venture may engage in the Territory or
-------
elsewhere in such other activities and businesses related either directly or indirectly to the foregoing as may be necessary, advisable or convenient to the promotion, operation and conduct of the Joint Venture.

8.   Capital Account of a Party to this Agreement shall mean:
     ---------------

     (a) The amount of money or any other Initial Joint Venture Contributions or Joint Venture Contribution contributed by a Party to the Joint Venture, increased by the fair market value of property, assets (tangible or intangible) or Loans contributed by a Party to the Joint Venture (net of liabilities secured by the property or to which the property is subject); and

     (b)   The amount of net Profits allocated to each of
           the Parties, and decrease by:

           (i) The amount of Profits distributed to each of the Parties,
           (ii) The fair market value of any property or distributed to each of the Parties by the Joint Venture (net of liabilities secured by the property or to which the property is subject),
           (iii) Each of the Parties share of expenditures of the Joint Venture,
           (iv) Each of the Parties share of amounts paid or incurred by the Joint Venture to organize the Joint Venture (except to the extent properly amortizable for tax purposes), and

           (v) The amount of Losses allocated to each of the Parties.

9.   Change of Control shall have the meaning given to such term in
     -----------------
Section 11.3(g) hereof.
---------------

10.  Confidential Information, shall mean such written, oral,
     ------------------------
graphic or electromagnetic information identified by any of the Parties hereto as confidential information, including but not limited to financial, technical and strategic business information about names of potential partners, proposed businesses deals, reports, plans, market projections, data and any other confidential and proprietary information, together with analysis, work papers, compilations, comparisons, studies, or other documents prepared by the furnishing party (or its partners, directors, employees, representatives, advisors or agents) and which is marked as confidential, as well as such analysis, work papers, compilations, comparisons, studies or other documents prepared by the receiving party (or its partners, directors, employees, representatives, advisors or agents) which has been identified as or reflects the terms "Confidential Information" shall not include information
 ------------------------
which: (a) has become generally available to the public domain other than as a result of an unauthorized disclosure by a party hereto, its representatives, or its agents; (b) is or has been independently developed or acquired by the receiving party without violation of this Agreement; (c) becomes available on a non-confidential basis from a third party source, provided that such third party source is not bound by a confidentiality agreement with the furnishing party; (d) is explicitly approved for disclose by written authorization to the disclosing party by the furnishing party, or (e) oral information which is not otherwise reduced to and identified as confidential in writing by the disclosing party to the other party within seven (7) days after initial disclosure.

11.  Control shall mean the ownership of fifty-one (51%) percent
     -------
or more of the issued and outstanding voting shares or other equity interests of any Person or possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by contract or otherwise, provided, however, that notwithstanding anything to the contrary
provided herein or elsewhere, because SDRI will become a wholly-owned subsidiary of a Cayman Island entity ("Pubco")
                                                    -----
who files periodic reports with the United States Securities and Exchange Commission (the "SEC"), (i) the transaction
                              ---
pursuant to which SDRI shall become a subsidiary of Pubco, as described in the PPM (as defined below) shall not be deemed a Change of Control (as defined herein), and (ii) SDRI shall be deemed for purposes hereof, wholly-owned by Pubco and the stock ownership of Pubco for purposes of this Agreement shall be calculated after the closing of the offering of Pubco's Series I Preference Shares pursuant to a Private Placement Memorandum of Pubco (the "PPM").
                          ---

12.  Critical Target shall mean the Joint Venture proposed
     ---------------
operations, and identifies items the Parties or the Board deem to be critical to the Joint Venture success according to its respective Business Plans.

13.  Default Rate shall have the meaning set forth in Section
     ------------                                     -------
4.3(d).
------

14.  Distributable Cash shall mean at any time any cash in hand
     ------------------
of the Joint Venture accounts as is then available for distribution to the Parties according to the terms and conditions of this Agreement, after all current debts, expenses, fees, initial contributions, liabilities and any other obligations of the Joint Venture have been paid or provisions therefore has been made.

15.  Distribution shall mean the transfer of money, rights or
     ------------
any other properties to any of the Parties.

16.  DDC shall mean DIAMOND DESIGN AND CONSTRUCTION a division
     ---
of SDRI and a Panamanian firm that provides architectural and design services to third parties in the Territory and elsewhere.

17.  DP shall mean DIAMOND PROPERTIES a division of SDRI and a
     --
Panamanian real estate firm that provides brokerage, marketing, sales and re-sales services to third parties in the Territory and elsewhere.

18.  Fair Market Value or FMV for a particular property shall
     ------------------------
mean the dollar value established pursuant to the appraisal made by three (3) recognized independent appraisers, one (1) to be designated by LBHI (the "LBHI Appraiser"), one (1) to be
                         --------------
designated by SDRI (the "SDRI Appraiser") and the third to be
                         --------------
mutually agreed upon by the SDRI Appraiser and the LBHI Appraiser (or only the SDRI Appraiser and the LBHI Appraiser, if such two
(2) appraisers cannot, for any reason, agree upon or locate a third independent appraiser). The FMV of a particular property shall equal the average of the appraisals submitted for the particular property by each of the three (3) appraisers (or two
(2), as the case may be), as set forth above; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, if any of the appraisals submitted by the appraisers for a particular property as provided in this Section 18 of
                                              ----------
Article I is thirty (30%) percent greater or lesser than the average of all the appraisals submitted by the appraisers for such particular property, then the FMV of such property shall be determined by the Joint Venture's Board of Directors.

19.  Initial Joint Venture Contributions shall mean the initial
     -----------------------------------
amount of cash, properties including, but not limited to, real estate properties or services rendered, notes or any other obligation to contribute money, properties or any other appreciation and/or assets contributed by any of the Parties to the Joint Venture and/or the Projects prior to the execution of this Agreement.

20.  Joint Venture shall mean the joint venture to be formed
     -------------
pursuant to and in accordance with this Agreement.

21.  Joint Venture Contribution shall mean the amount of all
     --------------------------
cash, assets, including, but not limited to, real estate properties or services rendered, technical information, documents and studies, notes or any other obligation to contribute money, property(ies) or appreciation and/or assets contributed by any of the Parties to the Joint Venture and/or to the Projects.

22.  LBHI shall mean the corporation named Land Bridge Holdings
     ----
International, S.A., a Panamanian corporation ("LBHI").
                                                ----

23.  LBHI Purchase Option shall have the meaning referred to in
     --------------------
Section 10.
----------

24.  Liabilities shall mean any losses, damages, liabilities,
     -----------
expenses (including costs and actual attorney fees and disbursements) judgments, fines, settlements and other amounts that may be enforceable by law.

25.  Licenses shall have the meaning given to such term in
     --------
Section 2.4(1).
--------------

26.  Losses shall mean all the items of loss of the Joint
     ------
Venture, including but not limited to all deductions, tax deductions, sudden, unexpected or irrecoverable cost from which no present or future benefit may be expected by the Joint Venture, as properly determine for accounting and or fiscal purposes. All losses shall be determined based on the Joint Venture assets as set forth on the Joint Venture books and records.

27.  Marina Notice shall have the meaning given to such term
     -------------
under Section 2.4(4).
      --------------

28.  Operating Cash Flow shall mean regarding the Joint Venture
     -------------------
for any period excess or shortfall of: (i) the aggregate cash receipts by the Joint Venture during such period from the Business Activities other than the proceeds received from the sale or disposition (other than in the ordinary course of business) of, or any financing and or refinancing of, any assets of the Joint Venture, as compare to, and any other financing means, (ii) all cash disbursements made by the Joint Venture in such period in the conduct of the Business Activities, other than payments of principal, interests and expenses on the Joint Venture indebtedness and other than payments made toward the creation of reserves for contingencies and anticipated expenditures.

29.  Operating and Sales Costs shall mean, direct costs and
     -------------------------
expenses, associated, sale and management sale activities, including sales commission, etc. or any other commission paid for the sale of any real property, home, villas, lots, condominium, pier(s), dock(s), or a any combination thereof developed in any of the Projects.

30.  Parties shall have the meaning set forth in the
     -------
introductory paragraph.

31.  Party shall mean any of the Parties to this Agreement.
     -----

32.  Person shall mean any individual, firm, corporation,
     ------
company, partnership, association, trust or any other entity.

33.  Percentage Interest shall mean each of the Parties
     -------------------
percentage interest in the Joint Venture, as may be amended from time to time. The initial percentage interest ownership of the Parties shall be as follows:

              Party          Percentage Interest
              -----          -------------------

              LBHI                   50%
              SDRI                   50%
                                    ----
   Total Percentage Interest:       100%
                                    ====

34.  Prime Rate shall mean the prime rate as published in the
     ----------
"Money Rates" table of The Wall Street Journal on the first
 -----------
publication day of the calendar quarter of a given period and as adjusted as of the first publication day of each subsequent calendar quarter.

35.  Profits shall mean all excess of revenues, proceeds, or
     -------
selling price of the properties developed in any Project less related costs and expenses (including but not limited to construction and infrastructure costs), any pecuniary benefit derived from the commercial operation, transactions and sale of the properties developed in any Project.

36.  Project(s) shall mean each business project (each, a
     ----------
"Project" and, collectively, the "Projects"), that the Joint
 -------                          --------
Venture agrees to develop. It is currently contemplated that the Joint Venture in the future will elect to develop one (1) or more of the following Projects:

     (a)   Palacio del Mar Phase I Project.  This Project is
           -------------------------------
           currently contemplated to be developed on a beachfront and bayfront piece of land with approximate 5 (five) acres surface, located at Isla de Colon, Panama, which will include but not be limited to, 3 four story condominium buildings, 1 three story condominium building, 1 six story condominium building and a marina, which Project and specifications will be set forth in a Business Plan to be prepared by the Parties pursuant to, and in accordance with, the Agreement.

     (b)   Palacio del Mar Phase II Project.  This proposed
           --------------------------------
           Project is currently contemplated to be developed on a beachfront piece of land with approximate 5 (five) acres surface, located at Isla de Colon, Panama, which will include, but not be limited to, a condominium building of approximately 250 units, which Project and specifications will be set forth in a Business Plan to be prepared by the Parties pursuant to, and in accordance with, this Agreement.

     (c)   Palacio del Mar Marina (PDM) Project.  This proposed
           ------------------------------------
           Project is currently contemplated to be developed as a stand alone Project, developed in the Palacio del Mar Phase I Project. This Project is proposed to be a separate Project from Palacio del Mar Phase I. It is currently contemplated that this Project will consist of a marina with a minimum capacity of 50 (fifty) boats, that will include docks, piers, moorings, launching ramps; dock hand and concierge, service supplies engaged in its day to day operation, as well as, rent boat slips, store boats, cleaning and incidental boat repair, food sale, fuel, fishing supplies, boats sales and various other items; which Project and specifications to be set forth in a Business Plan to be prepared by the Parties pursuant to and in accordance with, the terms of this Agreement.

     (d)   Isla Diamante Project.  This proposed Project is
           ---------------------
           currently contemplated to be developed on an island with approximate five (5) acres, located at Archipelagos of Bocas del Toro, Panama, which shall include, but not be limited to, a villa or house, which Project and specifications will be set forth in a Business Plan to be prepared by the Parties pursuant to the terms of this Agreement.

     (e)   Playa Diamante Phase 1 Project.  This proposed Project
           ------------------------------
           is currently contemplated to be developed as a residential development to be constructed on approximately fifty (50) acres, located at Archipelagos of Bocas del Toro, Panama, which will include 38 beachfront villas, 29 lakefront beach villas, 38 lakefront condominiums and 140 beachfront 8 story condominiums, which Project and specifications will be set forth in a Business Plan to be prepared by the Parties pursuant to, and in accordance with, the terms of this Agreement.

     For purpose of this Agreement each Project may be
     hereinafter defined as a Project, and, collectively, the
     "Projects."
      --------

37.  Project Financing shall mean as set forth in Section 4.2.
     -----------------                            -----------

38.  SDRI shall mean the corporation named Six Diamond Resorts
     ----
International, S.A., a Panamanian corporation.

39.  Services Agreements shall mean all agreements to provide
     -------------------
services to, for and/or on behalf of, the Joint Venture by SDRI, LBHI, any of their respective affiliates and/or any third parties which may include, but not be limited to, any and all management services agreement, architectural design services agreement, brokerage and sales services agreement. The terms and conditions of any such Service Agreement must be mutually agreed upon by the Parties.

40.  Territory shall mean the territorial extension of the
     ---------
Republic of Panama.


                            ARTICLE II
                  BUSINESS OF THE JOINT VENTURE

2.1.     SCOPE OF THE JOINT VENTURE

The Parties agree to enter into this Joint Venture Agreement to set up the basis under which they (i) will participate in the development of the Project, (ii) will contribute to the Joint Venture all necessary funds, real estate, services and other necessary items to develop the Projects and (iii) which the Joint Venture will conduct its Business Activities.

2.2.     BUSINESS PLANS

(a)   Business Plans.  The Parties agree that the Joint Venture shall
      --------------
operate according to the terms and conditions of this Agreement and with regard to a particular Project, pursuant to the Business Plan to be prepared by the Parties and approved by the Parties and the Board for each particular Project the Joint Venture elects to develop. Each Business Plan for a Project shall include, but not be limited to, all the plans for the operational matters, studies, research, marketing, exploitation and sales regarding the execution and development of the particular
Project. Each Project will have its own Business Plan.

The Business Plan for each Project shall cover each phase of a Project's development and execution, and shall identify Critical Targets, and provided that if Critical Targets are not met, will give one or both Parties the rights described in Section 11.1.
                                                 ------------

The Parties agree that each Business Plan shall be reviewed and modified, supplemented or amended, as the Parties shall so agree, at least on annual basis by the Parties in accordance with this Agreement.

(b)   Preparation of Budget. During the term of this Agreement, the
      ---------------------
Parties agree that the Joint Venture will prepare and submit to the Parties for their consideration and approval a budget for each Project and for each Joint Venture fiscal year. Such budgets shall be part of the Business Plan for each Project. The budgets will include, but not be limited to:

      (i) a projected income statement, balance sheet and capital budget for the forthcoming fiscal year; and

      (ii) a projected Cash Flow statement showing in reasonable detail the projected receipts, disbursements, and distributions (including the payment of Initial Joint Venture Contributions, Joint Venture Contributions, expenses, fees, et cetera); the amounts of any corresponding projected cash deficiencies or surpluses; and the amounts and due dates of all projected calls for additional Joint Venture Contributions for the forthcoming fiscal year ("Additional Joint Venture Contributions") is defined
              --------------------------------------
            at Section 4.3(a).
               --------------

(c)   Consideration of Proposed Plans.  Each proposal to amend,
      -------------------------------
supplement and/or modify a Business Plan and/or a budget ("Changes") will be considered for approval by the Parties at two
  -------
(2) months prior to the beginning of the fiscal year to which it pertains. The Board and each Party must approve all Changes.

(d)   Continuation of Existing Business Plan. Until a Business Plan
      --------------------------------------
for a Project is approved by the Board and each Party, the Joint Venture will manage a particular Project consistently with the most recent Business Plan of said Project approved by the Parties and the Board.

2.2.     PALACIO DEL MAR MARINA (PDM) PROJECT

The Parties agree that the Joint Venture shall do such acts and things, and to execute and deliver such documents, filings and instruments, that are necessary and/or advisable to develop, construct, market and sell the Palacio del Mar Marina (PDM) Project according to a to be prepared Business Plan, to be prepared by the Parties and approved by each Party and the Board, which Business Plan shall include, but not be limited to, the following:

1. The Joint Venture shall apply to the Panamanian Government or any other competent authority for the authorization and granting of each and all of the necessary concessions, licenses, authorizations, permits to develop, construct, build, operate and manage the Palacio del Mar Marina (PDM) Project (the "Licenses").
                                                           --------

2.   All Licenses shall be issued under LBHI name.

3. Upon receiving the Licenses, LBHI shall give notice to SDRI about its intention to initiate the construction and operation of the Palacio Del Mar Marina (PDM) Project giving SDRI a thirty (30) day option to elect to participate in the Palacio del Mar Marina
     (PDM) Project (hereinafter referred to as the "Marina Notice").
                                                    -------------

4. If SDRI elects to participate in the development of this Project, SDRI shall confirm such election in writing to LBHI. If such election is not received by LBHI within thirty (30) calendar days following SDRI's receipt of the Marina Notice, LBHI will be authorized to develop the Palacio del Mar Marina (PDM) Project through its own means or in association with a third party.

5. If SDRI elects to participate in the development of the Palacio del Mar Marina (PDM) Project, then (i) SDRI shall secure and/or provide all the necessary financing (which may at its option include Project Financing(s)) according to terms mutually agreed to by LBHI and SDRI, and bear any and all the Operating and Sales Cost related to the development of said Project, and (ii) the Parties shall negotiate and execute a Management and Operation Agreement governing the operation of the Palacio del Mar Marina
     (PDM) Project pursuant to which, among other items, LBHI and SDRI shall share Profits and Losses on a 50/50 basis.

                             ARTICLE 3
                     TERM OF THE JOINT VENTURE

3.1.    TERM OF THE JOINT VENTURE

This Joint Venture shall commence as of April 1st, 2007 (hereinafter referred to as the "Execution Date") and shall continue until December
                    --------------
31, 2012 (hereinafter referred to as the "Expiration Date") unless
                                          ---------------
terminated earlier according to the provisions set forth in Section
                                                            -------
11.1 hereof or by operation of law.  If, however, on the Expiration
----
Date, any Project actually undertaken by the Joint Venture has not been completed pursuant to the terms of this Agreement, the Parties shall extend the Expiration Date for a reasonable period to complete any such ongoing Projects.

                             ARTICLE 4
                    JOINT VENTURE CONTRIBUTIONS

4.1     INITIAL JOINT VENTURE CONTRIBUTIONS

4.1.1	PALACIO DEL MAR PHASE I PROJECT CONTRIBUTION
The Parties agree that with respect to the proposed Palacio del Mar Phase I Project, each Party, upon the Board and each Party approving a Business Plan for this Project, will contribute to the Joint Venture the following Joint Venture Contributions:

1. LBHI will contribute a beachfront and bayfront real estate property with an approximate 5 (five) acres located in Isla de Colon, Panama. The dollar value of such property shall be the FMV of the property. The meters, bounds, characteristics and other specifications for this Project shall be as provided in the Business Plan for this Project.

2. LBHI will contribute all information that it has to date (and/or obtains in the future), such as drawings, master(s) plan(s), environmental impact studies, boundary studies, topographical work, any core boring samples, data for geophysical work and any other work, papers, documents and or information performed in connection with or necessary for the development of Palacio del Mar Phase I Project according to the specifications to be mutually agreed by the Parties.

3. SDRI will contribute all architecture and design work, construction management, marketing and sales plans, marketing, sales and any other work, papers, documents and or information performed or to be performed in connection with or necessary for the development of this Project, as provided in a Business Plan.

4. SDRI will secure and/or obtain all the necessary funds to develop this Project whether through itself or through a third party.

4.1.2	PALACIO DEL MAR MARINA (PDM) CONTRIBUTION

The Parties agree that with respect to Palacio del Mar Marina (PDM) Project each party upon approval by the Board and each Party of a Business Plan for the Project, will contribute to the Joint Venture the following Joint Venture Contributions:

1. LBHI will contribute all the Licenses under LBHI name, for the operation and management of the Palacio del Mar Marina (PDM)
     Project.

2. LBHI will contribute all information that it has to date (and/or obtains in the future) such as drawings, master(s) plan(s), environmental impact studies, boundary studies, any core boring samples, data for geophysical work and any other work, papers, documents and or information performed in connection with or necessary for the development of the Palacio del Mar Marina (PDM) Project in accordance with the Business Plan for this Project.

3. SDRI will contribute all architecture and design work, construction management, marketing and sales plans, marketing, sales and any other work, papers, documents and or information performed or to be performed in connection with or necessary for the development of the Palacio del Mar Marina (PDM) Project according to specifications to be provided in the Business Plan to be prepared for this Project.

4. SDRI will secure and or obtain all funds and aids whether through itself or through a third party.

5.   Profits and losses shall be split 50/50 by SDRI and LBHI.

4.1.3	PALACIO DEL MAR PHASE II PROJECT CONTRIBUTION

The Parties agree that with respect to Palacio del Mar Phase II
Project, upon approval of a Business Plan for such Project by the Board and the Parties, the Parties will contribute to the Joint
Venture the following Joint Venture Contributions:

1. LBHI will contribute a piece of land with an approximate 5 (five) acres surface, located at Isla de Colon, Panama. The dollar value of such land shall be the FMV. The meters, bounds, characteristics and other specifications of the Palacio del Mar Phase II Project shall be as provided in a Business Plan prepared for this Project.

2. LBHI will contribute all information that it has to date (and/or that it acquires in the future), such as drawings, master(s) plan(s), environmental impact studies, boundary studies, any core boring samples, data for geophysical work and any other work, papers, documents and or information performed in connection with or necessary for the development of the Palacio del Mar Phase II Project according to the specifications set forth in a Business Plan for this Project.

3. SDRI will contribute all architecture and design work, construction management, marketing and sales plans, marketing, sales and any other work, papers, documents and or information performed or to be performed in connection with or necessary for the development of the Palacio del Mar Phase II Project according to the to be prepared specifications in the to be prepared Business Plan for this Project.

4. SDRI will secure and or obtain all the necessary financial funds and aids whether through itself or through a third party.

4.1.4.  ISLA DIAMANTE CONTRIBUTION

The Parties agree that with respect to Isla Diamante Project each Party, upon the Board and each Party approving a Business Plan for this Project, will contribute to the Joint Venture the following Joint Venture Contributions:

1. LBHI will contribute an island with approximately five (5) acres, located at Archipelagos Boca del Toro, Panama. The dollar value of such property shall be the FMV. The meters, bounds, characteristics and other specifications for the Isla Diamante Project shall be as provided in a to be prepared Business Plan for this Project.

2. LBHI will contribute all information that it has to date (or obtains in the future), such as drawings, master(s) plan(s), environmental impact studies, boundary studies, topographical work, any core boring samples, data for geophysical work and any other work, papers, documents and or information performed in connection with or necessary for the development of Isla Diamante Project according to the specifications set forth in a to be prepared Business Plan for this Project.

3. SDRI will contribute all architecture and design work, construction management, marketing and sales plans, marketing, sales and any other work, papers, documents and or information performed or to be performed in connection with or necessary for the development of Isla Diamante Project according to the specifications set forth in a to be prepared Business Plan for this Project.

4. SDRI will secure and or obtain all the necessary financial funds and aids whether personally or through a third party.

4.1.5	PLAYA DIAMANTE PHASE 1 PROJECT CONTRIBUTION

The Parties agree that with respect to the Playa Diamante Phase 1
Project each party upon the Board approving a Business Plan for such Project will contribute to the Joint Venture the following Joint
Venture Contributions:

1. LBHI will contribute a beachfront and lakefront real estate property with an approximate 50 (fifty) acres located in Archipelago of Bocas del Toro, Panama, the dollar value of which shall be the FMV. The meters, bounds, characteristics and other specifications for the Playa Diamante Phase 1 Project shall be as provided in a to be prepared Business Plan for this Project.

2. LBHI will contribute all information that it has to date (or obtains in the future) such as drawings, master(s) plan(s), environmental impact studies, boundary studies, topographical work, any core boring samples, data for geophysical work and any other work, papers, documents and or information performed in connection with or necessary for the development of Playa Diamante Phase 1 Project as provided in a to be prepared Business Plan for this Project.

3. SDRI will contribute all architecture and design work, construction management, marketing and sales plans, marketing, sales and any other work, papers, documents and or information performed or to be performed in connection with or necessary for the development of Playa Diamante Phase 1 Project according to the specifications provided in a to be prepared Business Plan for this Project.

4. SDRI will secure and or obtain all the necessary financial funds and aids whether personally or through a third party Project
     Financing.

4.2. 	PROJECT FINANCING

As additional funds are required by the Joint Venture to carry out the Business Activities for each of the Projects pursuant to the terms and conditions of the Business Plans be prepared by the Parties and this Agreement for each Project, SDRI will obtain all necessary Project Financing from one or more third parties (hereinafter referred to as the "Project(s) Financing"). Any and all Project(s) Financing shall
     --------------------
require prior approval of the Board.

4.3. 	ADDITIONAL JOINT VENTURE CONTRIBUTIONS AND LOANS

        (a) Additional Joint Venture Contributions.- Each of the Parties will make any additional Joint Venture Contributions (hereinafter referred to as "Additional Joint
                                                        ----------------
             Venture Contribution") or loans (hereinafter referred to as
             --------------------
             "Loans") to the Joint Venture in accordance with its
              -----
             respective Percentage Interest but only in the amounts and at the times set forth in the respective Business Plan as amended from time to time for a particular Project, as provided and in accordance with this Agreement. Except to the extent set forth in the respective Business Plan as amended from time to time, none of the Parties will be required to contribute capital or make any Loans to the Joint Venture.

        (b)  Additional Joint Venture Contributions Calls.- All
             --------------------------------------------
             requirements or requests for Additional Joint Venture Contributions or Loans will be determined by the Board and will: (i) be in writing delivered to each of the Parties,
             (ii) provide the additional amount of Joint Venture Contributions needed by the Joint Venture; and (iii) the date on which the Additional Joint Venture Contribution or Loan is to be made, which will not be sooner than forty-five (45) business days following the Parties receipt of the Additional Joint Venture Contribution request.

             Each of the Parties shall be bound and bear all the expenses, Liabilities and obligations for any deficit in its Capital Account.

       (c)   No Withdrawal of Interests or Contributions.- Except as
             -------------------------------------------
             expressly provided herein and/or pursuant to written consent of the Board, no part of the Initial Joint Venture Contributions, Joint Venture Contributions and/or Additional Joint Venture Contributions (collectively, the "JV Contributions") shall be withdrawn and/or distributed
              ----------------
             and neither Party shall be entitled to receive and/or accrue interest on any JV Contributions or on its Capital Account.

        (d)  Loans.- Except with prior written consent of the Board or
             -----
             as provided in a Business Plan, neither Party shall loan or advance any money to the Joint Venture and/or a Project. Any Loan by a Party to the Joint Venture shall be separately recorded in the Joint Venture books as a Loan to the Joint Venture and will be evidenced by a promissory note bearing interest at a fluctuating rate equal to two
             (2) percentage points over Prime Rate (the "Default Rate")
                                                         ------------
             on any accrued but unpaid interest and principal not paid when due. Such Loans will (a) be for such term and subject to such security, if any, as determined by the Board, (b) if necessary to secure financing for the Joint Venture, be subordinated to any other indebtedness of the Joint Venture or a portion thereof, (c) become due and payable in the event the Joint Venture is terminated, and (d) rank pari passu with any and all other Loans made by a Party.

        (e)  Additional Joint Venture Contributions Requirements
             ---------------------------------------------------
             Default.- If a Party (hereinafter referred to as the
             -------
             "Defaulting Party") fails to timely make a required
              ----------------
             Additional Joint Venture Contribution or make a required Loan within ten (10) business days after such JV Contribution or Loan is required, as provided herein, the other Party (hereinafter referred to as the "Non-Defaulting
                                                          --------------
             Party") may exercise one or more of the following remedies
             -----
             (but not any other):

             (i) File a proceeding to compel the Defaulting Party to contribute the Additional Joint Venture Contribution or Loan;

             (ii) Loan to the Joint Venture on behalf of the Defaulting Party the amount of the Additional Joint Venture Contribution or Loan due from the Defaulting Party ("Default Loan"), in which case the Defaulting Party
                      ------------
                    (i) will be liable to the Non-Defaulting Party for the amount of such advance, plus all expenses incurred by the Non-Defaulting Party and the Joint Venture in connection with such advance, including reasonable attorneys' fees, and interest at the Default Rate, and
                    (ii) any distributions otherwise due from the Joint Venture to the Defaulting Party will be applied first to repayment of any Default Loans outstanding;

             (iii) Borrow on behalf of the Joint Venture from a lender other than the Non-Defaulting Party the amount of the Additional Joint Venture Contribution or Loan due from the Defaulting Party on such terms as the Non-Defaulting Party, in its sole discretion, may be able to obtain, in which case, the Defaulting Party will be liable to the Joint Venture for the principal amount of, and interest on, such borrowing, plus all expenses reasonably incurred by the Joint Venture in connection with such borrowing, including reasonable attorneys' fees, and any distributions otherwise due from the Joint Venture to the Defaulting Party may be set off against, and applied secondly to the payment of, such liability;

             (iv)   Refuse to make any Additional Joint Venture
                    Contributions or Loans to the Joint Venture without being in default of any provision of this Agreement; or

             (v)    Exercise its rights under Section 11.4.
                                              ------------

Unless and until a Project is expressly elected by the Parties to be developed by the Joint Venture, no Party shall have any obligation to take any actions for and/or on behalf of the Joint Venture and/or to make JV Contributions, Loans and/or advances to the Joint Venture.

4.4.1.	RIGHT OF CREDITORS

No creditor who makes a Loan to the Joint Venture shall have or acquire at any time, as a result of making such Loan, any direct or indirect interest in its Profits, Cash Flow, capital or property of the Joint Venture other than as a creditor.

4.5. 	RETURN OF JV CONTRIBUTIONS

Except as may otherwise be provided herein or in a Business Plan for a particular Project, all the JV Contributions for a Project pursuant to this Agreement shall be repaid by the Joint Venture to the contributing Party as set forth below and/or in any Business Plan approved by the Parties and the Board for a particular Project.

(a)  Palacio del Mar Phase I Project Return Contribution.
     ---------------------------------------------------

     1. Until the FMV of the property contributed by LBHI for this Project is paid in full by the Joint Venture to LBHI, LBHI shall receive (i) on a quarterly basis Advances on Distributable Cash Flow as the buildings progress regarding Palacio del Mar Phase I Project properties sales. For such purpose every time a condominium building has a completed construction and the Joint Venture is selling and closing on the units of said condominium and since the accounting treatment of said condominium construction is WIP, then the Joint Venture will be able to identify the Profits on a particular unit of said condominium and distribute (i) fifty (50%) percent of those profits to LBHI withholding ten (10%) per cent until the building of said Palacio del Mar Phase I Project is completed according to this Agreement and then the ten (10%) percent withholding amount shall be immediately repaid; and (ii) fifty (50%) percent of all Project Financing obtained by the Joint Venture for this Project, provided such Project Financing is for no less than $20 million.

(b)  Isla Diamante Project Return Contribution.
     -----------------------------------------

     1. Until the FMV of the property contributed by LBHI for this Project is paid in full by the Joint Venture to LBHI, LBHI will receive on a quarterly basis (i) fifty (50%) percent of all cash payments for Isla Diamante Project properties sales; and (ii) fifty (50%) percent of all Project Financing obtained by the Joint Venture for this Project, provided such Project Financing is for no less than $20 million.

     1.   (c)  Playa Diamante Phase 1 Project Return Contribution.
               --------------------------------------------------
          Until the FMV of the property contributed by LBHI to the Joint Venture for this Project is paid in full by the Joint Venture to LBHI, LBHI will receive (i) on a quarterly basis Advances on Distributable Cash Flow as the buildings progress regarding Playa Diamante Phase 1 Project properties sale. For such purpose every time a condominium building has a completed construction and the Joint Venture is selling and closing on the units of said condominium and since the accounting treatment of said condominium construction is a work in process ("WIP"), then the Joint Venture will be able
                            ---
          to identify the Profits on a particular unit of said condominium and distribute 50% (fifty per cent) of those Profits to LBHI withholding 10% (ten per cent) until the building of said Playa Diamante Phase 1 Project is completed according to this Agreement, and then shall immediately repay such withheld ten (10%) percent, and (ii) fifty (50%) percent of all Project Financing obtained by the Joint Venture for this Project, provided such Project Financing is for no less than $10 million.

LBHI shall have the right to receive the FMV of any other property it contributes to the Joint Venture on the terms set forth in any amendment hereto, in any separate documents approved by the Parties and the Board and/or in any Business Plan for a Project relating to the contributed property if approved by the Parties and the Board.

LBHI shall have the right to sell any portion or a lot on Playa Diamante Phase 1 Project and receiveall of the sale proceeds therefrom (less selling commissions and related costs and expenses, if any) until construction begins on such Project.


                            ARTICLE 5

             CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

5.4	PARTIES RIGHT AND OBLIGATIONS

5.4.1 	RIGHTS AND OBLIGATIONS OF LBHI. Except as otherwise
provided in this Agreement or in an applicable Business Plan, for each Project the Parties elect to develop pursuant to this Agreement, LBHI shall, as applicable:

a. Contribute all JV Contributions as applicable for each Project pursuant to the terms and conditions of this Agreement,

b.   Contribute the Licenses.

c.   Comply with all the obligations set forth in this Agreement.

d. Receive and collect all Profits, return of contributions, capital distributions, contributions, allocations, Loans and any other accounts receivable according to the terms and conditions of this Agreement.

e. Have the right to enjoy any and all of the rights provided in this Agreement, including but no limited to the option set forth in
     Section 10.1 hereof.
     ------------

5.4.2.	RIGHTS AND OBLIGATIONS OF SDRI. Except otherwise is
provided in this Agreement or in an applicable Business Plan, SDRI shall, for each Project the Parties elect to develop pursuant to this Agreement, LBHI, as applicable:

a. Contribute all JV Contributions as applicable for each of the Project pursuant to the terms and conditions of this Agreement and/or a Business Plan.

b. Manage any and pay for all legal proceeding filings fees, costs, expenses and any amount related or derived thereto, and all legal actions or claims associated with or related to any of Projects, whether or not the Project at such time is actually being developed by the Joint Venture or the Joint Venture is contemplating developing the Project.

c. SDRI shall pay to LBHI, as a result of LBHI acquiring the following properties and allowing SDRI to defer the expenses and costs related to said acquisitions: (i) for the property covering the proposed Playa Diamante Phase 1 Project, US $150,000, and (ii) for the property covering the proposed Palacio del Mar Phase I Project, US $100,000 Such amounts shall be due and payable upon execution of this Agreement and will be paid upon the closing of the Minimum Offering Amount (as defined in the PPM).

d. Once SDRI begin actively marketing and promoting the Palacio del Mar Phase II Project, SDRI shall pay to LBHI US $150,000.00.

e. To provide all architecture and design work, financing or arrange financing, construction management, marketing and sales plans, marketing, sales and any other work, papers, documents and or information performed or to be performed in connection with or necessary for the development of the Projects according to each Project's specifications, as provided in a to be prepared Business Plan for such Project.

f.   Comply with all the obligations set forth in this Agreement.

g. Manage, administrate and supervise directly all development, according to the terms and conditions of the applicable Business plan for each Project the Joint Venture develops and this Agreement, and supervise all the sub-contractors services and work for each such Project.

h. Receive and collect all Joint Venture profits, capital distributions, contributions, allocations, Loans and any other accounts receivable according to the terms and conditions of this Agreement and any applicable Business Plan.

i. In the event the Board determines that additional JV Contributions, Loans and or third party financing are not required for the continued development of a particular Project, then SDRI shall be reimbursed for all JV Contributions made by it for such Project, provided LBHI has been paid the FMV by the Joint Venture for its corresponding property contribution to the Joint Venture for such particular Project.

                              ARTICLE 6
                      JOINT VENTURE MANAGEMENT

6.1.    BOARD OF DIRECTORS

Except as otherwise provided herein, all decisions relating to the management of the Joint Venture shall be made by the Joint Venture's Board of Directors (the "Board"). The Board shall be comprised of at
                         -----
least three (3) members, of which LBHI shall appoint one (1) member and SDRI shall appoint one (1) member, and the LBHI and SDRI designees shall mutually agree and appoint a third memberto the Board. Including the appointment of the third member of the Board, all appointments will be in writing, a copy of which will be given to each Party.

Except otherwise is provided by the Board, the President of the Board shall preside the chair for 1 (one) year.

6.2.	BOARD GENERAL PROVISIONS

The Board shall observe and comply with the following general provisions:

     1. The Board shall meet at least once every three (3) months or at any other time if necessary.

     2. The meetings of the Board, for any purpose or purposes, may be called only by the President of the Board, prior written notice served personally to the members of the Board.

     3. Meetings of the Board will be preside by the President of the Board and conducted in the English language and minutes of such meetings will be prepared in writing by the Secretary of the Board in English and distributed to each member promptly following each meeting.

     4. Meetings of the Board will be held in the Territory or abroad, provided that all the expenses related to the attendance of the members of the Board to the meeting will be borne by the Joint Venture. In case any member bear with the expenses derived or in connection with its attendance to any Board meeting the Joint Venture will reimburse said reasonable expenses to the member.

     5. The Board may designate any place, either within or outside the Territory, as the place of meeting of the Board. If no designation is made, the place of meeting will be the principal place of business of the Joint Venture in the Territory.

     6. Proposals or reports brought before any Board meetings for information or action (including, without limitation, the Joint Venture quarterly and annual financial statements) will be prepared in English and in US Dollars.

     7. Except for the Super Majority resolutions, a majority of the Board will constitute a quorum at meetings of the Board. If a quorum is present, the affirmative vote of a majority of the members voting will constitute the act of the Board.
          Any member may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in the meeting by means of such equipment will constitute presence in person at such meeting. Action may be taken without a meeting if the action is evidenced by one or more written consents signed by all the members of the Board.

     8. There shall not be any kind of casting vote, provided that each member of the Board shall have one vote in each Board meeting.

     9. The Board may adopt, without prior call or summon to hold a Board meeting, resolutions, if said resolutions are taken unanimously by all of the members of the Board.

     10. The Board shall act at all times under the terms and conditions of this Agreement.

     11. All decisions with respect to the management and control of the Joint Venture shall be binding on the Parties and its Affiliates; and

     12. Neither Party shall have any authority to act for or on behalf of the Joint Venture or to make any decision pertaining to the Joint Venture Business Activities without the prior written consent of the Board, including, without limitation, the authority to bind the Joint Venture in the making of contracts or the incurring of obligations in the name or on the Project Financing of the Joint Venture.

     13. Any vacancy occurring for any reason, including but not limited to, death, removal, resignation or any other cause, in the Board may be filled by any other member appointed by the Board.

6.3. BOARD MANAGEMENT AND CONTROL POWERS.

Except as otherwise expressly provided for in this Agreement, the complete and exclusive management and control of the Joint Venture shall be vested solely in Board which shall have all of the rights and powers which are generally conferred by law or are necessary, advisable or convenient for the management and conduct of the Joint Venture and the Business Activities. The Board shall have the complete and exclusive power and authority:

(I) To cause the Joint Venture to sell, exchange, dispose of, hold for sale, or consignment or otherwise, purchase, lease, sublease, operate, deal in and manage any Joint Venture property,

(II)	To authorize any officer or officers of the Joint Venture to execute and deliver any deeds, bills of sale, assignments or other instruments of conveyance of Joint Venture property, and to cause the Joint Venture to enter into and perform agreements with others with respect to any such transactions or in connection with any Project, which agreements may be with Affiliates of the Parties on an arm's length bases and may contain such terms, provisions and conditions as the Board in its sole and absolute discretion approved;

(III)	To cause the Joint Venture to spend its capital, capital
        gains, Profits and incomes in the execution of the Business Activities in connection with the execution of any Project;

(IV)	To cause the Joint Venture to borrow monies or otherwise incur indebtedness and to encumber its properties as security therefore;

(V)	To cause the Joint Venture to purchase from third parties or
        Affiliates under an arm's length relation, at the expense of the Joint Venture, contracts of liability, casualty and other insurance which the Board deems advisable, appropriate or convenient for the protection of the Joint Venture properties or affairs or for any other purpose convenient or beneficial to the Joint Venture;

(VI)	To determine from time to time those persons who shall have
        the authority to sign or endorse, as the case may be, all checks, drafts, or other orders for payment of money, notes, or other evidences of indebtedness, issued in the name of or payable to the Joint Venture;

(VII)	To hire, promote and terminate from time to time in its sole discretion independent accountants, agents and other advisors as the Board deems advisable for the proper operation of the Joint Venture Business Activities;

(VIII)	To cause the Joint Venture to do any and all acts and
        conduct all proceedings and execute all rights and privileges, contracts and agreements of any kind whatsoever, although not specifically mentioned in this Agreement, that the Board deems necessary or appropriate to conduct the Joint Venture or to carry out the Business Activities.

6.4. 	OFFICERS OF THE JOINT VENTURE.

I.      Officers.  The officers of the Joint Venture shall be a Chief
        --------
        Executive Officer, a Secretary, and a Chief Financial Officer, each of whom shall hold office for such period, have the authority and perform the duties as are provided and resolved by the Board from time to time determine. Any number of offices may be held by the same individual.

II.	Election of Officers.  The officers of the Joint Venture shall
        --------------------
        be chosen by the Board and each shall serve according to the Board instructions, subject to the rights and obligations, if any, of an officer under any contract of employment.

III.	Removal and Resignation.  Without prejudice to his rights, if
        -----------------------
        any, under any contract of employment, any officer may be removed, either with or without cause, by the Board, provided that the Board shall give prompt notice to the officer removed. Any officer may resign at any time by given written notice to the Board. Any resignation shall take effect at the date of the receipt of notice or at any later time specified in the notice, and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Joint Venture under any contract to which the officer is a party.

IV.	Vacancies. A vacancy in any office due to death, resignation,
        ---------
        removal, disqualification or any other reason shall be filled by the officer appointed by the Board.

V.	President.  The President of the Board shall serve as the
        ---------
        Chief Executive Officer ("CEO") of the Joint Venture, and
                                  ---
        shall be responsible for the general supervision, direction and control of the day-to-day business of the Joint Venture. The President shall have the general powers and duties of management vested and prescribed by the Board from time to time. Until changed by resolution of the Board the Parties agree that the President shall be JAMES W. BELL

VI.	Secretary.  The Secretary of the Joint Venture shall keep or
        ---------
        cause to be kept, at the principal place of business of the Joint Venture and at such other place(s) as the Board may direct, a copy of this Agreement and a book of minutes of all meetings of the Board, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice given, the names of those present at such meetings and the proceedings thereof. The Secretary shall have the general powers and duties vested and prescribed by the Board from time to time.

VII.	Chief Executive Officer ("CEO").  The CEO of the Joint Venture
        -------------------------------
        shall have all of the general powers and duties vested and prescribed by the Board from time to time.

        Subject to the power and authority of the Board to revoke or modify the following or to direct the actions of the CEO, the CEO will have responsibility and authority for:

        a. Operating and managing the day-to-day business and affairs of the Joint Venture, and keeping the Board advised thereon, in a manner consistent with the respective
             Business Plan and the current budgets;

        b. Proposing revisions to the respective Business Plan or budget for submission on a timely basis to the Board for approval;

        c. Implementing the respective Business Plan and budget as approved by the Board;

        d. Making any non-material changes to or taking actions that would constitute a non-material deviation from the respective Business Plan or budget;

        e. Authorizing the Joint Venture to enter into contracts according to the Board resolution;

        f. Subject to obtaining previous required approval from the Board, execute bonds, mortgages or other contracts, agreements or instruments on behalf of the Joint Venture;

        g. Keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Joint Venture,

        h. Send or cause to be sent to the Board and the Parties quarterly financial statements;

        i. Inform and report to the Board an account of all of his transactions as the Joint Venture CEO and of the financial condition of the Joint Venture.

VIII.	Compensation.  Except as otherwise expressly set forth in this
        ------------

Agreement, the Officers will receive the compensation for their services according to the Board resolution.

6.5. SUPER MAJORITY

In order for any member of the Board, Party, director, officer, manager or other Person to cause the Joint Venture to undertake, or to cause any Person thereof to undertake, any of the matters listed below (the "Super-Majority Resolutions"), the prior approval of two (2) of
      --------------------------
the three (3) members of the Board of the Joint Venture, shall be required to:

I. any agreement or transaction with a Party, member of the Board or an Affiliate

II.	the admission of additional parties of the Joint Venture and the Board;

III.	the approval of any new Business Plan with respect to any of the Projects ("Business Plan" is defined in Section 2.2) or
                       -------------                -----------
        material modification of an existing Business Plan (for this purpose, any change by 20% (twenty per cent) or more of any line item in the budget that is included in the Business Plan or any change in the Projects) and any Additional Joint Venture Contribution will be considered material);

IV.	merger or combination of the Joint Venture with or into
        another joint venture, Person or entity;

V.	sale or other disposition of all or substantially all of the
        Joint Venture assets or Joint Venture Contribution;

VI. any material change in the Business Activities, respective Business Plans, Palacio del Mar Phase 1 Project and any other Projects;

VII.	any material change in accounting or tax policies of the Joint
        Venture;

VIII.	conversion of the Joint Venture to another form of legal
        entity;

IX.	entering into or amending the terms of any transaction or
        series of transactions between the Joint Venture and any Party, or Affiliate;

X.	amending the terms and conditions of this Agreement;

XI.	any change in the Joint Venture auditors; provided however,
        that the new auditors shall be an independent international recognized accounting firm;

XII.	the Joint Venture incurring indebtedness for borrowed money in excess of US$30,000,000.00 (Thirty million dollars);

XIII.	entering into any contract, agreement, or series of related
        contracts, or agreements obligating the Joint Venture in excess US$3,000,000.00 (Three million dollars);

XIV.	the acquisition or disposition of any interest in any other
        business or the participation in any increase or reduction of the Joint Venture capital of any other business that is within the budget and consistent with the respective and applicable Business Plan;

XV.	the purchase of real estate or other fixed assets or the sale and disposition of real estate or other fixed assets at a price of or valued at more than US$1,000,000.00 (One million dollars);

XVI.	the lending or advancing of any monies, including the
        guaranteeing or indemnifying of any indebtedness, liability or obligation of any person other than the granting of trade credit and other than in the ordinary course of business as established in the current budget;

XVII.	the creation or permission to subsist or the assumption of any encumbrance upon the whole or any part of the properties or assets where the aggregate value of such encumbered assets exceeds 10% (ten per cent) of the aggregate value of the Joint Venture total assets; provided, however, that the renewal of existing encumbrances is not included in this limitation;

XVIII.	the granting of any domain faculties to the Joint Venture
        officers, directors, managers, members of the Board or any other Person;

XIX.	the removal, revocation, designation or appointment of any
        Joint Venture officer, directors, manager and members of the Board; and

XX.	The admittance of any new investors to the Joint Venture or to a Project.

                              ARTICLE 7
                 BOOKS, RECORDS, ACCOUNTS AND REPORTS

7.1. 	BOOKS AND RECORDS

The Joint Venture books and records, together with all of the documents and papers pertaining to or derived the Joint Venture Business Activities, respective Business Plan and schedules shall be kept at the principal place of business of the Joint Venture in the Territory, and at all reasonable times shall be open to the inspection of, and may be copied and excerpts taken there from by, either Party or its duly authorized representative, provided that such inspection is made in good faith. The minutes of proceedings of the Parties shall be kept in written form and accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. The books and records of the Joint Venture management shall be kept on a fiscal year basis in accordance with Generally Accepted Accounting Principles of the United States (hereinafter referred as "GAAP") and shall reflect all Joint Venture
                          ----
transactions and be appropriate and adequate for the Joint Venture Business Activities.

7.2. 	ANNUAL REPORT PREPARED BY AUDITORS

On or before March 10th of each year, the Board and CEO shall cause to be prepared by the Joint Venture's independent accountants and delivered to each of the Parties at the expense of the Joint Venture an annual report of the Joint Venture relating to the preceding fiscal year, containing a balance sheet and profit and loss and cash flow statements (which shall be accompanied by a report of such independent accountants).

7.3. 	UNAUDITED MONTHLY REPORTS PREPARED BY JOINT VENTURE

The Joint Venture shall prepare on a monthly basis in accordance with GAAP, an unaudited balance sheet and unaudited profit and loss and Cash Flow statements for and as of the month and for the fiscal year to date (which shall be certified by the President of the Board and the Chief Financial Officer of the Joint Venture as being true and correct to the best of their knowledge and belief), and shall furnish the same to each of the Parties within ten (10) days following the last day of the applicable month.

7.4. 	UNAUDITED QUARTERLY REPORT PREPARED BY JOINT VENTURE

The Joint Venture shall prepare on quarterly basis in accordance with GAAP an unaudited balance sheet and unaudited profit and loss and Cash Flow statements for and as of the period ending March 31st, June 30th and September 30th (which shall be certified by the President of the Board and the Chief Financial Officer of the Joint Venture as being true and correct to the best of their knowledge and belief), and shall furnish the same no later than fifteen (15) days after the last day of the applicable quarter.

7.5. 	TAX RETURNS

On or before April 1st of each year, the Board and the CEO shall cause federal, state and provincial tax returns to be prepared and file before the proper authorities. A copy of said tax returns shall be delivered to the each of the Parties at the expense of the Joint Venture.

7.6. 	FISCAL YEAR

The first fiscal year of the Joint Venture shall begin on the date of formation of the Joint Venture and shall end on December 31st of the
same year.   Subsequent fiscal years shall begin on January 1 and end
on December 31st.

7.7.	BANK ACCOUNTS

All funds belonging to the Joint Venture shall be deposited in the name of the Joint Venture in such bank account or accounts as shall be determined by the Parties. All withdrawals there from shall be made upon cheques and/or wire transfers signed and/or authorized on behalf of the Joint Venture by at least two (2) Persons authorized to sign cheques on behalf of the Joint Venture.

7.8	ACCOUNTING

The LBHI and SDRI shall appoint a mutually agreed upon, independent accountant to provide all accounting functions for the Joint Venture, provided that SDRI will be responsible for all related costs and expenses for such account until December 2008.

                            ARTICLE 8
                   SERVICES AGREEMENTS AND FEES

8.1. All Services Agreements executed by the Joint Venture shall be subject to, among other terms and conditions, approved by the Board, the following:

     a. All services rendered to the Joint Venture for any Project shall be evidenced through an executed Services Agreement negotiated on an arm's length basis and approved by the Board.

     b. All fees and or considerations paid in connection of the execution of the Services Agreement are subject to Board approval.

     c.   All fees are to be paid from the Cash Flow.

     d. Each party to a Services Agreement enter into and executed by the Joint Venture shall bear according to the applicable laws and this Agreement their own expenses, costs and taxes derived from the services rendered (including reasonable attorneys fees).

     e.   Except as otherwise provided herein or in a Services
          Agreement, the provider of services shall obtain at its own cost and expenses all the necessary authorizations, permits and licences required for the services being rendered to the Joint Venture.

                             ARTICLE 9
       ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1	ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTION

     (a)  Allocations.  Prior to the return (i) to LBHI of the FMV of
          -----------
          each property contributed to the Joint Venture by LBHI for a Project, pursuant to the terms of this Agreement, and
          (ii) to SDRI of its JV Contributions and except as may be otherwise provided herein, Profits and Losses for a Project may be allocated, but not distributed, as follows:
          (i)   Profits will be allocated:

              a. First to each of the Parties in an amount equal to prior allocations of Losses in the reverse order such Loss allocations were made;

              b. Then, to each of the Parties in accordance with their respective Percentage Interests in the Joint Venture.

         (ii)   Losses will be allocated:

              a. First, to each of the Parties in an amount equal to prior allocations of Profits in the reverse order such Profit allocations were made; and

              b. Then, to each of the Parties pro rata in accordance with their respective Percentage Interests.

     Except as provided elsewhere in this Agreement, the Board may reallocate losses or other items included in Profits or Losses among the Parties so as to cause the Parties respective separate capital accounts to have balances (or as close thereto as possible) they would have if the Profits or Losses and all other items of income, gain, deduction or loss were allocated in accordance with the intended economic arrangements among Parties.

     (b)  Distributions.  After (i) the FMV of a particular property
          -------------
contributed to the Joint Venture by LBHI is paid in full by the Joint Venture to LBHI, and (ii) then all JV Contributions made to the Joint Venture by SDRI for such particular property are paid in full, the Joint Venture shall then be entitled to make distributions relating such property to the Parties pursuant to and in accordance with this
Section 9.1(b).
--------------

          (i)   "Available Net Cash" means all cash available to the
                 ------------------
                Joint Venture from its Business Activities,
                activities, decisions and transactions which do not require the prior approval of the Board in accordance with Section 6.5 (hereinafter referred to as the
                     -----------
                "Ordinary Course of Business") remaining after payment
                 ---------------------------
                of current expenses, Liabilities, debts or obligations of the Joint Venture (other than principal or interest on Loans) and after any appropriate reserves for:

                (A) Known contingent or unforeseen obligations, debts or Liabilities of the Joint Venture, as the Board deems reasonably necessary;

                (B) amounts required by any contracts with third parties including but not limited to agreements with Parties or its Affiliates (hereinafter referred to as the "Contracts of the Joint
                                          ----------------------
                      Venture"); and
                      -------

                (C)   such other purposes as decided upon by the Board.

          (ii) Available Net Cash Distribution. Except may otherwise be provided herein, Available Net Cash of the Joint Venture shall be distributed among and to the Parties in accordance with the following order of priority:

                (A) First, to those Parties with adjusted Joint Venture Contributions, among them in proportion to the ratio of their Adjusted Joint Venture Contributions, until all of their Adjusted Joint Venture Contributions have been reduced to zero; and

                (B) Thereafter, the balance, if any, to each of the Parties in accordance with their respective
                      Percentage Interests.

          (iii) Time and Amount of Cash Distributions. As of the close of each fiscal quarter and each fiscal year of the Joint Venture, and at any other time the Parties deem appropriate, the distributable Available Net Cash shall be calculated and, if the Parties deems the same to be appropriate, all or any portion thereof shall be distributed to the Parties, prior written resolution of the Board and unless:

                (A) All Liabilities of the Joint Venture have been paid or after such distribution there will remain Joint Venture property with a fair value sufficient to pay such Liabilities. For these purposes the fair value of the Joint Venture property that is subject to a liability as to which recourse of creditors is limited shall be included in Joint Venture property only to the extent that the fair value of such Joint Venture property exceeds such Liability;

                (B) The Board determine that such Available Net Cash distribution may be made without materially affecting the ability and financial capacity of the Joint Venture to pay its obligations (including contingent liabilities) as they fall due; and

                (C) Such Available Net Cash Distribution may be made in accordance with applicable law.

          (iv) Other Distributions. The Board, in its sole discretion, may make additional annual distributions of Available Net Cash to the Parties following the close of each fiscal year. To the extent distributed, such distributions will be made as follows:

       (A) First, to repay Loans as follows:

           (1) If the written terms of Parties Loans state the order of priority of payment of principal and interest, then those priority rules will apply.

           (2) Otherwise, the Joint Venture: first will pay interest due on the Parties Loans, on a proportionate basis without preference, in accordance with the total amount of interest outstanding on all Parties Loans;
                and then will pay the principal due on the Party Loans, on a proportionate basis without preference, in accordance with the total amount of principal outstanding on all Parties Loans.]

           (3) Advance Distributions. Board may also make advance distributions during each fiscal year, which distributions will be made in accordance with the aforesaid priorities and will satisfy in whole or in part such priorities.

                             ARTICLE 10
                        LBHI PURCHASE OPTION

The Parties agree that during the term of this Agreement or any of the extensions thereto, LBHI will have an exclusive and irrevocable option (hereinafter referred to as the "LBHI Purchase Option") to acquire in
                                 --------------------
each Project developed by the Joint Venture pursuant hereto, up to six
(6) units offered for sale to the public by the Joint Venture in such Project (whether such units are condominiums, landlots, villas or houses).The price for each such unit will be construction cost plus fifteen (15%) percent.

                             ARTICLE 11
                     DISSOLUTION AND TERMINATION

11.1 	TERMINATION IN THE ABSENCE OF DEFAULT

(a) The Joint Venture fails to achieve the Critical Target at the time specified in the respective Business Plan (hereinafter referred to as "Critical Target Failure") that
                                  -----------------------
     is not a result of a material breach by any of the Parties and the Parties fail to agree upon and implement a plan to remedy such failure within thirty (30) days (or such longer period as may be agreed by the Parties) after either Party has given notice of such failure to the other Party.

(b)  Expiration of Term. Upon expiration of the term of the
     ------------------
     Joint Venture, unless the Parties have agreed in writing to an extension of the term of the Joint Venture.

11.2    TERMINATION IN THE ABSENCE OF DEFAULT--REMEDIES

Any of the Parties may elect to terminate the Joint Venture upon the occurrence of any of the events specified in Section 11.1 by giving
                                             ------------
notice of termination to the other Party within ninety (90) days of first becoming aware of the occurrence of the event giving rise to the right of termination. That notice must specify one of the following alternative remedies:

     (a)   Dissolution.  Dissolve the Joint Venture in accordance with
           -----------
           Section 11.4 and under the terms and conditions of this
           ------------
           Agreement.

     (b)   Mandatory Buy-Sell.  Initiate the sale of the Joint Venture
           ------------------
           assets subject to prior resolution of the Board and under the terms and conditions set forth in the Board resolution.

If both Parties give notices within such time period, the notice given first shall prevail.

11.3	TERMINATION AND OTHER RIGHTS UPON DEFAULT

This Section shall apply only if only one Party is a Defaulting Party (as such term is define below), in which case the Non-Defaulting Party (as such term is define below) may elect to terminate the Joint Venture. For terms of interpretation of this Agreement a "Defaulting
                                                           ----------
Party" is a Party with respect to which any of the following events
-----
has occurred and a "Non-Defaulting Party" is a Party with respect to
                    --------------------
which none of such events has occurred.

     (a)   Material Default.  Any material default by the Party in the
           ----------------
           performance of any covenant in this Agreement or in the performance of any material provision of any related agreement to this Agreement, which default continues for a period of 30 (thirty) days after written notice thereof has been given by the Non-Defaulting Party.

     (b)   Material Breach.  A breach of any representation or
           ---------------
           warranty set forth in this Agreement, any breach of which shall be deemed to be a material breach for purposes of this Agreement.

     (c)   Termination of Existence by a Party.  The Party commences
           -----------------------------------
           any proceeding to wind up, dissolve, or otherwise terminate its legal existence under the applicable law.

     (d)   Termination of Existence by another Party.  Any proceeding
           -----------------------------------------
           commenced against the Parties seeks or requires the winding up, dissolution, or other termination of its legal existence under the applicable laws, unless the Party defends or contests that proceeding in good faith within thirty (30) days of its commencement, obtains a stay of that proceeding within thirty (30) days of its commencement, and then only so long as such stay continues and it pursues such defense or contest diligently thereafter.

     (e)   Dissociation.  The Parties withdraws from the Joint Venture
           ------------
           in violation of this Agreement.

     (f)   Transfer. The Parties agrees (a) to sell, assign, transfer,
           --------
           transmit or otherwise dispose totally or partially of its rights in violation of this Agreement.

     (g)   Change of Control.  The occurrence of a change of Control
           -----------------
           of the Party or entity directly or indirectly controlling the Party or a competition of the Joint Venture obtains an equity interest of no less than fifty (50%) percent or more in the Party or entity directly or indirectly controlling the Party.

     (h)   Bankruptcy.  Either (a) the Party seeks relief in any
           ----------
           proceeding under any laws of the [Republic of Panama] or any other state for the relief of debtors or any similar law of any other jurisdiction in which the Party carries on its business or (b) the institution against the Party of a proceeding under the [Bankruptcy Reform Act of 1978 or any law of the United States] or any state now in existence or hereafter enacted having the same general purpose or any similar law of any other jurisdiction in which the Party carries on its business unless the Party defends or contests that proceeding in good faith within fifteen (15) days of its commencement, obtains a stay of that proceeding within ninety (90) days of its commencement, and then only so long as it pursues such defense or contest diligently thereafter.

     (i)   Appointment of a Receiver. The appointment of a receiver,
           -------------------------
           receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Party except if the Party defends or contests that proceeding in good faith within fifteen (15) days of the commencement, obtains a stay of that proceeding within ninety (90) days of its commencement, and then only so long as it pursues such defense or contest diligently thereafter.

     (j)   Assignment for Benefit of Creditors.  The Party makes an
           -----------------------------------
           assignment for the benefit of its creditors, including totally or partially any right under this Agreement.

     (k)   Involuntary Proceedings.  Any execution, attachment,
           -----------------------
           distress or other process of any court is made or attaches to the Party rights under this Agreement unless the Party defends or contests the execution, attachment, distress or other proceeding in good faith within fifteen (15) days of its commencement, obtains a stay of that execution within ninety (90) days of its commencement, attachment, distress or other proceeding, and then only so long as it pursues such defense or contest diligently thereafter.

11.4	REMEDIES UPON DEFAULT

(a)  By Non-Defaulting Party.  A Non-Defaulting Party may elect
     -----------------------
     to terminate the Joint Venture upon the occurrence of any of the events specified in Section 11.3 by giving notice of
                                ------------
     termination (herein after referred to as the "Termination
                                                   -----------
     Notice") to the Defaulting Party within ninety (90) days of
     ------
     first becoming aware of the occurrence of the event giving rise to the right of termination. The Termination Notice must specify one of the following alternative remedies.

       (i)   Dissolution of the Joint Venture.

        (ii) The election to purchase the Defaulting Party Percentage Interest for 70% (seventy per cent) of the price at which the Parties could sell or transfer their Percentage Interest to a third party as at the date of the Termination Notice according to its Fair Market Value and otherwise in accordance with Section
                                                            -------
              11.9.  The Non-Defaulting Party will propose such Fair
              ----
              Market Value.

        (iii) The election to sell its Percentage Interest to
              the Defaulting Party for 100% (one hundred per cent) of Fair Market Value, and otherwise in accordance with
              Section 11.9.  The Non-Defaulting Party will propose
              ------------
              such Fair Market Value in the Termination Notice according to the Fair Market Value determination rules provided in this Agreement.

(b)  Other Remedies.  A Non-Defaulting Party election to
     --------------
     dissolve the Joint Venture will not preclude its exercise of whatsoever rights it may also have under this Agreement or breach thereof or at applicable(s) law(s). However, the Non-Defaulting Party election to purchase the Defaulting Party Percentage Interest or to sell its Percentage Interest under the terms hereof will be an exclusive remedy, and will preclude the exercise of any rights the Non-Defaulting Party may have under this Agreement or breach thereof or at applicable(s) law(s). Notwithstanding the foregoing, no election of remedies will preclude recourse by the Non-Defaulting Party to whatsoever injunctive relief to which it may otherwise be entitled under this Agreement or any other related agreement to this Agreement.

(c)  Effect of Notice.  If a Party delivers a Termination Notice
     ----------------
     electing to purchase or electing to sell (and, the former case, the required deposit), the specified Party will sell and the other Party will buy the Percentage Interest of the specified Party in accordance with Section 11.9.
                                        ------------

11.5	REMEDIES IF BOTH PARTIES ARE DEFAULTING PARTIES

If both Parties are, or become, Defaulting Parties, simultaneously or sequentially, before a sale of a Percentage Interest under Section
                                                           -------
11.4 has been consummated, then notwithstanding any election
----
previously made by a Non-Defaulting Party or steps taken to accomplish the same, (a) the Party and the Board will proceed as soon as possible to dissolve the Joint Venture in accordance with the provisions of
Section 11.6 as though such dissolution resulted from an election
------------
pursuant to Section 11.2, and (b) both Defaulting Parties will then
            ---------------------
and thereafter have and may exercise whatsoever rights and remedies as may be available to them under this Agreement and at the applicable(s) law(s).

11.6	DISSOLUTION PROCEDURES

Promptly after a Party delivers a Termination Notice electing to dissolve the Joint Venture:

     (a) The Board will proceed, with prior written resolution, to wind up the affairs and businesses of the Joint Venture in the manner hereinafter provided;

     (b) none of the provisions of this Agreement (other than those prescribed by this Section 11.6 relating to the management
                              ------------
           of the Joint Venture will continue to apply and the Non-Defaulting Party will operate the Joint Venture during the course of liquidation and wind up its affairs and businesses in the manner hereinafter provided on behalf of the Parties. The Non-Defaulting Party will not be obligated to provide any additional funds by way of Joint Venture Contribution, Loans or otherwise to or for the Joint Venture; and

     (c) in either case, each Party will immediately pay to the Joint Venture all amounts owing by it to the Joint Venture together with its proportionate share of all contributions required by applicable law to be paid to satisfy the liabilities of the Joint Venture other than Parties Loans.

11.7    METHOD OF SALE

If the Joint Venture has recorded revenue from sales of the properties developed in Phase 1 or any other Project, the Board (in the case of a dissolution under Section 11.4) or the Non-Defaulting Party (in the
                  ------------
case of a dissolution under Section 11.4), as the case may be, will
                            ------------
retain a business broker and will cause the Business Activities (including but not limited to all the properties developed in Phase 1 according to the Project) of the Joint Venture to be listed for sale as a going concern. If an offer acceptable to such Board or such Non-Defaulting Party, as the case may be, acting reasonably has not been received within one hundred twenty (120) days of listing the Business Activities for sale, or if the Joint Venture has not recorded revenue from sales of the properties developed in Phase 1 according to the terms of Project, the assets of the Joint Venture will be sold in the manner determined by the Board or the Non-Defaulting Party, as the case may be, whether totally or partially. The Board (in the case of a dissolution under Section 11.4) or the Non-Defaulting Party (in the
                    ------------
case of a dissolution under Section 11.4) will liquidate the assets
                            ------------
and discharge the Liabilities of the Joint Venture over a reasonable time in order to minimize the Losses that may otherwise result from an immediate liquidation.

11.8	APPLICATION OF PROCEEDS OF LIQUIDATION

       The proceeds of the liquidation of the Joint Venture will be applied in the following order:
       (a) to the payment of the expenses of liquidation;

       (b) to the payment of the Liabilities and obligations of the Joint Venture, other than debts or liabilities owing to a Party; and

       (c) thereafter in accordance with Section 9.1(a)(i).
                                         -----------------


11.9	BUY-SELL UPON DEFAULT

If either LBHI or SDRI delivers a Termination Notice in accordance with Section 11.4(a) (hereinafter referred to as the "Notice of
     ---------------                                  ---------
Termination of Joint Interests") to the other, during the period of
------------------------------
ninety (90) days following the day on which the Notice of Termination of Joint Interests is delivered LBHI and SDRI will attempt to reach agreement as to the purchase by one of them of the Percentage Interests of the Joint Venture, LBHI and SDRI owned by the other of them. If they are unable to reach agreement within that ninety (90) days, on a date specified by the Party which gave the Notice of Termination of Joint Interests, which is not less than twenty (20) nor more than thirty (30) days after expiration of the ninety (90) day period, LBHI and SDRI will simultaneously exchange notices in which each of them specifies to the other the Fair Market Value payable in cash in United States dollars, at which it would be willing to purchase all the Percentage Interest of the Joint Venture, LBHI and SDRI owned by the other of them.

The offers to purchase the Percentage Interest will be subject to no conditions other than obtaining necessary governmental approvals and consents and customary closing conditions relating to legal (but not business or financial) matters. If all necessary governmental approvals and consents can be obtained, the closing of the sale of the Percentage Interests of the Joint Venture will be completed on a date specified by the purchaser Party which will not be later than the later of (a) 120 (one hundred and twenty) days after the date on which LBHI and SDRI are to specify purchase prices for the purchase of the Percentage Interests of the Joint Venture, LBHI and SDRI owned by the other, or (b) 10 (ten) days after all required governmental approvals and consents have been obtained and all required waiting periods under applicable laws and governmental regulations have expired or been terminated.

                             ARTICLE 12
      OTHER BUSINESS, RESTRICTIONS ON TRANSFERS AND NEW PARTIES

12.1	OTHER BUSINESS VENTURES

Any of the Parties and its Affiliates may hereafter engage in or possess any other businesses, investments or activities of any nature and description, independently or with others, and neither the Joint Venture nor any other of the Parties shall have any rights in and to said other businesses, investments or activities, or the income or profits derived there from, by reason of this Agreement.

The fact that a Party, or an Affiliate with such Party, is directly or indirectly interested in or connected with any Person with which the Joint Venture has business dealings or transactions or with any Person who is employed by the Joint Venture to render services shall not prohibit the Joint Venture from dealing with such Person or employing such Person, and neither the Joint Venture nor the other Party shall have any right to any income or profits derived by such a Person there from; provided, however, that any such transaction shall be subject to approval of the Board and shall be enter into on an arm's length basis.

12.2. 	PROHIBITION OF TRANSFER JOINT VENTURE PERCENTAGE INTEREST

Except as otherwise specifically provided for in this Agreement, neither Party shall have the right to sell, transfer, encumber or otherwise dispose of all or any part of its Percentage Interest in the Joint Venture, whether voluntarily, involuntarily or by operation of law, or assign or create a beneficial interest in its net Profits, net Losses, or Distributions, notwithstanding the fact that such proposed assignment, transfer, encumbrance or creation of beneficial interest would not involve a substitution of a new Person as a Party under this Agreement. Any attempted sale, transfer, encumbrance or other disposition of all or any part of a Percentage Interest in the Joint Venture by a Party not in compliance with this Agreement shall be a breach of this Agreement, shall be null and void since its beginning and shall confer no rights on the purported transferee. The transfer restrictions contained in this Agreement shall be deemed to be of the essence of the ownership of a Percentage Interest in the Joint Venture. Upon application to any court of competent jurisdiction, the Joint Venture shall be entitled to a decree against any Person violating or about to violate the provisions hereof.

                             ARTICLE 13
                   REPRESENTATIONS AND WARRANTIES

13.1.	LBHI REPRESENTATIONS AND WARRANTIES

LBHI hereby represents and warrants to SDRI as follows:

13.1.1.	Each of the statements contained in this Agreement and Section is and will be true, correct and completed with respect to SDRI, as of the date of this Agreement.

13.1.2.	Good Standing. LBHI is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Panama and has all necessary powers, authority and approvals required to enter into and execute this Agreement and perform fully its obligations hereunder.

13.1.3.	Enforceability; No Conflicts. This Agreement constitutes the legal, valid and binding obligation of LBHI enforceable against it in accordance with its terms. LBHI is not or will not be required to give any notice to any Person or obtain any consent or approval in connection with the execution and delivery of this Agreement, or the consummation or performance of any of the acts, activities and obligations contemplated in this Agreement. Neither the execution and delivery of this Agreement or any of the ancillary agreement, nor the consummation or performance of any of the obligations hereof, will directly or indirectly (with or without notice or lapse of time) (a) contravene, violate or result in the breach of any contract, agreement, permit or law to which LBHI is a party or by which any of his respective properties or assets may be bound, or (b) result in the imposition or creation of any lien upon or with respect to any of the properties or assets of LBHI or its Affiliates.

13.1.4.	Litigation. There is no suit, arbitration, or legal,
        administrative or other proceeding or governmental investigation pending or, to the best knowledge of LBHI, threatened against LBHI with respect to LBHI consummation of the transaction described herein.

13.1.5.	Disclosure.

13.1.5.1. No recital, statement, representation or warranty of LBHI in this Agreement contain any material untrue statement or omits to state a material fact necessary to make the statements (herein or therein and in light of the circumstances in which they were made) not misleading.


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


13.1.5.2. There is no fact known by the Investor that has a specific application to the Joint Venture and that could have a material adverse effect on the assets, the contracts, or the Joint Venture Business Activities that has not been set forth in this Agreement.

13.2.	SDRI REPRESENTATIONS AND WARRANTIES

SDRI hereby represents and warrants to LBHI as follows:

13.2.1. Each of the statements contained in this Agreement and Section is and will be true, correct and completed with respect to LBHI, as of the date of this Agreement.

13.2.2.	Good Standing. SDRI is a corporation duly organized, validly existing and in good standing under the laws of Republic of Panama and has all necessary powers, authority and approvals required to enter into and execute this Agreement and perform fully its obligations hereunder.

13.2.3.	Enforceability; No Conflicts. This Agreement constitutes the legal, valid and binding obligation of SDRI enforceable against it in accordance with its terms. SDRI is not or will not be required to give any notice to any Person or obtain any consent or approval in connection with the execution and delivery of this Agreement, or the consummation or performance of any of the acts, activities and obligations contemplated in this Agreement. Neither the execution and delivery of this Agreement or any of the ancillary agreement, nor the consummation or performance of any of the obligations hereof, will directly or indirectly (with or without notice or lapse of time) (a) contravene, violate or result in the breach of any contract, agreement, permit or law to which SDRI is a party or by which any of his respective properties or assets may be bound, or (b) result in the imposition or creation of any lien upon or with respect to any of the properties or assets of SDRI or its Affiliates.

13.2.4.	Litigation. Except as otherwise provided in the PPM, there is no suit, arbitration, or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of SDRI, threatened against SDRI with respect to SDRI consummation of the transaction described herein.

13.2.5.	Disclosure.

13.2.5.1. No recital, statement, representation or warranty of SDRI in this Agreement contain any material untrue statement or omits to state a material fact necessary to make the statements (herein or therein and in light of the circumstances in which they were made) not misleading.

13.2.5.2. There is no fact known by the Investor that has a specific application to the Joint Venture and that could have a material adverse effect on the assets, the contracts, or the Joint Venture Business Activities that has not been set forth in this Agreement.

                            ARTICLE 14
                    MISCELLANEOUS PROVISIONS

14.1. NOTICES

All notices, requests, authorizations, waivers and other communications under this Agreement shall be in writing and shall be deemed given when delivered to the appropriate address by hand, and if they are not delivered personally, if delivered by courier, telecopier, or prepaid certified courier:

     If to LBHI:
     Frank DeLape
     700 Gemini, Suite 100
     Houston, Texas 77058

     If to SDRI at:
     SDRI
     700 Gemini Suite 100
     Houston, Texas, 77058
     Attention: James Bell

Any modification to the information set forth above shall be notified in writing pursuant to this Article.

14.2	ENFORCEMENT OF AGREEMENT

The Parties acknowledge and agree that a Party could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with its specific terms and that any breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Parties agree that, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

14.3	WAIVER

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.


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


14.4	DISPUTE RESOLUTION

(a)  Negotiation between Parties Executives. The Parties will
     --------------------------------------
     attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who are not engaged in the day to day operations of the Joint Venture and who have authority to settle the controversy. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days as from the disputing Party's notice, or if the Parties fail to meet within thirty
     (30) days, either Party may initiate arbitration of the controversy or claim as provided in Section 14.4(b).
                                         ---------------

     If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator will be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of the federal rules of evidence and state rules of evidence.

(b)  Arbitration.  This Agreement is and shall be ruled by the laws
     -----------
     of the [Republic of Panama]. If any dispute arises regarding or pertaining to the validity, intention, or interpretation, execution or compliance of the same (hereinafter referred to as the "Dispute"), the Parties shall try to settle the Dispute
             -------
     through negotiations performed in good faith according to
     Section 14.4.(a).  If within 30 (thirty) days following the
     ----------------
     date on which one of the Parties gives notice to the other of the existence of such Dispute, and the same has not been settled, it shall be resolved by arbitration whose award shall be final and binding upon the Parties. Such arbitration shall be conducted in the City of Houston, Texas, in English language (Spanish simultaneous translation shall be allowed), pursuant to the American Arbitration Association to effectively execute this Agreement (the "AAA Rules"), by three
                                              ---------
     (3) arbitrators, law experts, designated by Parties within the following thirty (30) days as of the date when one Party serve notice (the "Arbitration Notice") to the other Party
                  ------------------
     soliciting the resolution of the Dispute through the arbitration, which shall at all time provide the Dispute relevant facts and conflicts.

     Each Party shall appoint (1) one arbitrator and the (2) two arbitrators appointed by the Parties shall appoint a third arbitrator. If the (2) arbitrators appointed by the Parties do not agree in the appointment of the third arbitrator within the following fifteen (15) after their designation, or if any of the Parties do not appoint their respective arbitrator, then said arbitrator(s) shall be designated according to the AAA international rules.

     The arbitrator's awarded by two (2) arbitrators shall be final and binding upon the Parties, and it may be entered in any court having jurisdiction for its enforcement, and the Parties expressly submit to the jurisdiction of said court.

     The expenses derived under the arbitration process shall be divided equally among the Parties.


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

     Neither Party may appoint an arbitrator that directly or indirectly was an employee, had or have a commercial relation or subordination to any of the Parties hereto or any of their Affiliates or to the Joint Venture.

14.5	ENTIRE AGREEMENT AND MODIFICATION

This Agreement and all of the documents referred to in this Agreement supersede all prior agreements among the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

14.6. FORCE MAJURE

Except as otherwise expressly provided in this Agreement, if either Party to this Agreement is temporarily or otherwise unable to perform its obligations under this Agreement because of fire, flood, strikes, lock-outs, or closures, labor disputes or other industrial disturbances, freight embargoes, blockades, government restrictions or regulations which enter into effect after execution of this Agreement, war (declared or undeclared) invasion, riots, insurrections, unforeseeable accidents, acts of God, or other unforeseeable causes beyond its reasonable control, no liability shall exist to the other party for failure of performance during such period, nor shall any such temporary occurrence constitute cause for terminating this Agreement; provided that the affected Party notifies the other Party in writing of such circumstance and uses its best efforts to eliminate the effects of such circumstance as soon as possible.

14.7. INDEMNIFICATION

Subject to the terms and conditions herein set forth, SDRI agrees that it will defend, indemnify and hold LBHI harmless with respect to the aggregate of all indemnifying damages (as hereinafter defined) of LBHI. For this purpose, "Indemnifying Damages" of LBHI means the
                         --------------------
aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by LBHI resulting from (i) any breach by SDRI of its declarations and warranties set forth in this Agreement, or from (ii) any defect or hidden defect in the properties developed, constructed, market and sale from any of Projects and specially form the Phase 1 Project. Without limiting the generality of the foregoing, with respect to the measurement of indemnifying damages, LBHI shall have the right to be put in the same financial position as it would have been if SDRI have not incurred in any situation provided hereinbefore. LBHI shall promptly give SDRI written notice of each time that LBHI becomes aware of any fact or circumstance which may give rise to an obligation of SDRI to indemnify LBHI under this Section, which notice shall be accompanied by a copy of any claim made or defect or hidden defect detected which may result in such obligation to indemnify. The failure to so notify SDRI shall relieve SDRI from its obligation to indemnify LBHI only to the extent SDRI has been prejudiced by such failure.

14.8	EXPENSES

Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement or any of the documents referred to in this Agreement, including all fees and expenses of its representatives and attorneys. The parties will cause the Joint Venture not to incur any out-of-pocket expenses in connection with this Agreement, except for professional fees not exceeding the amount of US$300,000.00. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Notwithstanding the above mentioned, SDRI agree to bear and pay any and all the legal expenses, fees and costs, including any legal costs, expenses and attorney fees derived from any and all legal suits and or claims regarding the properties in which the Projects will be developed according to the terms of this Agreement and or any and all expenses and cost incurred by any Party in connection with ownership of the properties in which the Projects will be developed.

14.9	PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or any of the documents referred to in this Agreement will be issued, if at all, at such time and in such manner as the Board determine. The Board and the Parties will not and will not permit the Joint Venture to make any disclosure of this Agreement to any Person, except with the prior written consent of the other Party and the Board or as required by Law.

14.10. SEVERABILITY

If any provision of this Agreement is held invalid, null or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement deemed invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.11. TITLE REFERENCE AND INCORPORATION OF SCHEDULES

All references to Articles, sub-articles, schedules or exhibits shall be considered references to the Articles, sub-articles, schedules and exhibits of this Agreement, except if otherwise is instructed. The schedules identified in this Agreement, are incorporated herein by reference and made a part of this Agreement. The Articles, Articles and sub-articles, the definitions and the headings of this Agreement are solely for reference purposes, and shall not have any effect on the interpretation or content of the same.

14.12.	COUNTERPARTS

This English Agreement is executed in two counterparts - each one to be considered as original.


                             ARTICLE 15

                           CONFIDENTIALITY

15.1	CONFIDENTIAL INFORMATION

Except as required by any applicable law, rule and/or regulation, each Party will, and will cause each of its Affiliates, and its and their respective, shareholders, directors, officers, employees and agents (hereinafter jointly referred to as the "Representatives") to keep secret
                                         ---------------
and retain in strictest confidence any and all Confidential Information related to the Joint Venture. Such matters may be disclosed only on a need to know basis and only to any person that agrees in writing to keep in confidence or confidential matters in accordance with terms of this Section.


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


15.2	EFFECTIVE TIME

The Obligations in Section 15.1 will be effective from the date of this
                   ------------
Agreement and for a period of one (1) year after its termination
(hereinafter referred to as the "Restricted Period") and until the last
                                 -----------------
day of the second full calendar month following completion of winding up of the Joint Venture.

15.3	INJUNCTION

To the fullest extent permitted by law, if a Party or any of its Affiliates or Representatives breaches, or threatens to commit a breach of Section 15.1, the other Party and the Joint Venture will have the
   ------------
right and remedy to have Section 15.1 specifically enforced by any court
                         ------------
having jurisdiction, it being acknowledged and agreed that money damages would not provide an adequate remedy to such other party or the Joint Venture. Nothing in this Section will be construed to limit the right of the Party or the Joint Venture to collect money damages in the event of a breach of this Section.






IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

          "LBHI"                                      "SDRI"


------------------------------              ----------------------------
LAND BRIDGE HOLDINGS                        SIX DIAMOND RESORT
INTERNATIONAL, S.A.                         INTERNATIONAL, S.A.

By: Frank DeLape                            By: James Bell
------------------------------              ----------------------------































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